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                    March 28, 2022

       Harrysen Mittler
       Chief Executive Officer
       Wearable Health Solutions, Inc.
       2300 Yonge St., Suite 1600
       Toronto, Ontario M4P 1E4 Canada

                                                        Re: Wearable Health
Solutions, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed November 19,
2021
                                                            File No. 000-56368

       Dear Mr. Mittler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing